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Exhibit (a)(5)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell ADSs or Shares (as defined below). The U.S. Offer (as defined below) is made solely by the U.S. Offer to Purchase dated August 24, 2015 and the related ADS Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of ADSs. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction.

Notice of U.S. Offer to Purchase for Cash
Outstanding American Depositary Shares

of

Siliconware Precision Industries Co., Ltd.

at

NT$225.00 Per American Depositary Share
(Payable in U.S. Dollars)
Pursuant to the U.S. Offer to Purchase Dated August 24, 2015

by

Advanced Semiconductor Engineering, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. NOON, NEW YORK CITY
TIME, ON SEPTEMBER 22, 2015, UNLESS THE OFFER IS EXTENDED.

Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for the tender of American Depositary Shares, which will be earlier than the expiration of the Offer.

        We, Advanced Semiconductor Engineering, Inc., a company incorporated and existing under the laws of the Republic of China ("Purchaser"), are offering to acquire, for cash, up to 779,000,000 Common Shares, including those represented by ADSs (the "Offer Cap"), which represents approximately 24.99% of the issued and outstanding share capital of Siliconware Precision Industries Co., Ltd., a company limited by shares under the Company Law of the Republic of China ("SPIL") through concurrent tender offers in the United States and the Republic of China. We are offering, upon the terms set forth in the U.S. Offer to Purchase dated August 24, 2015 (the "U.S. Offer to Purchase") and in the related ADS Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "U.S. Offer"), to purchase up to that number of American Depositary Shares ("ADSs") of SPIL, each representing five Common Shares, par value NT$10 per share ("Common Shares"), of SPIL, such that, together with the Common Shares validly tendered and not properly withdrawn upon expiration of the ROC Offer (as defined below), we will acquire 779,000,000 Common Shares, including those represented by ADSs. We are offering to pay NT$225.00 for each ADS in cash, without interest, payable in U.S. dollars as converted when payment is made to Computershare Trust Company, N.A. (the "U.S. Tender Agent"). The new Taiwan dollars will be converted to U.S. dollars at the exchange rate reported by the Taipei Forex Inc. which appears on the Reuters screen TAIFX1 page under the heading "Spot" as of 11:00 a.m. Taipei time on the date payment is made to the U.S. Tender Agent, less applicable taxes and other governmental charges, if any.

        Concurrently with the U.S. Offer, in the Republic of China we are offering to purchase up to that number of Common Shares such that, together with the ADSs validly tendered and not properly withdrawn upon expiration of the U.S. Offer, we will acquire 779,000,000 Common Shares, including those represented by ADSs (the "ROC Offer" and, together with the U.S. Offer, the "Offers"). We are offering to pay NT$45.00 for each Common Share in cash, without interest, payable in new Taiwan dollars, which is the same price being offered in the U.S. Offer (before adjustments to reflect the five-to-one ratio of Common Shares to ADSs, foreign currency conversion and Fees and Deductions).

        If the shareholders of SPIL have validly tendered and not properly withdrawn upon expiration of the U.S. Offer, such number of ADSs such that, together with the Common Shares validly tendered and not properly withdrawn upon expiration of the ROC Offer, more than 779,000,000 Common Shares, including those represented by ADSs, have been validly tendered and not properly withdrawn, we will purchase 779,000,000 Common Shares, including those represented by ADSs, on a pro rata basis. This means that we will determine the number of ADSs and/or Common Shares validly tendered and not properly withdrawn by each tendering shareholder and apply a proration factor to determine the number of tendered ADSs and/or Common Shares we will purchase from each tendering shareholder with appropriate adjustments to avoid purchases of fractional ADSs or Common Shares. The proration factor will equal 779,000,000 divided by the sum of (i) the number of Common Shares that were validly tendered and not properly withdrawn pursuant to the ROC Offer plus (ii) the number of ADSs that were validly tendered and not properly withdrawn pursuant to the U.S. Offer multiplied by five.

        The U.S. Offer is conditioned upon there being validly tendered in accordance with the terms of the ROC Offer, and not withdrawn prior to the expiration of the ROC Offer, a number of Common Shares, not including those represented by ADSs, such that we will acquire at least 5% of the issued and outstanding share capital of SPIL. In addition, the U.S. Offer is subject to the other conditions set forth in the U.S. Offer to Purchase.

        Subject to any applicable rules and regulations of the Securities and Exchange Commission, we expressly reserve the right in our sole discretion to extend and/or amend the U.S. Offer at any time and from time to time for any reason. If we extend the U.S. Offer, we will notify the U.S. Tender Agent by written notice or oral notice confirmed in writing and we will make an announcement to that effect no later than the next business day after the previously scheduled expiration date of the U.S. Offer.

        You may withdraw your tender of ADSs at any time prior to our acceptance of tendered ADSs. We will be deemed to have accepted for payment ADSs tendered pursuant to the U.S. Offer when, as and if we give oral or written notice of our acceptance to the U.S. Tender Agent. We expect that we will accept, subject to the Minimum Condition, the Offer Cap and the other conditions set forth in the U.S. Offer to Purchase, ADSs validly tendered and not withdrawn promptly following the expiration of the U.S. Offer and the determination of the final proration factor as set forth above. Therefore, you will not be permitted to withdraw your tendered ADSs following the U.S. Expiration Date and the Republic of China Expiration Date, provided that unless theretofore accepted for payment as provided herein, tenders of ADSs may also be withdrawn after October 23, 2015, which is 60 days from the date of the commencement of the U.S. Offer.

        If you hold your ADSs in registered form (i.e., you hold your ADSs directly on the books of the ADS Depositary) and have previously delivered an ADS Letter of Transmittal to the U.S. Tender Agent, together with American Depositary Receipts ("Receipts") evidencing your ADSs, if applicable, for a withdrawal to be effective, you must deliver a signed written notice of withdrawal to the U.S. Tender Agent at its applicable address on the back cover of the U.S. Offer to Purchase. If you are a beneficial holder of ADSs and your agent has tendered ADSs on your behalf, you need to contact the agent who tendered your ADSs to request it make the withdrawal in accordance with the procedures of The Depository Trust Company. The notice of withdrawal must be received before the expiration of the U.S. Offer. Any notice of withdrawal must specify the name of the person who tendered ADSs to be withdrawn, the numbers of ADSs to be withdrawn and the name of the registered holder of the ADSs to be withdrawn, if different from that of the person who tendered such ADSs. If you have delivered Receipts evidencing your ADSs to the U.S. Tender Agent then, in order for the Receipts to be released, you must also submit the serial number shown on the particular Receipt tendered evidencing ADSs to be withdrawn and have the signature on the notice of withdrawal guaranteed by an Eligible Institution (as defined in the U.S. Offer to Purchase), except in the case of ADSs tendered by or on account of an Eligible Institution. If you are a beneficial holder of ADSs and your agent has tendered ADSs on your behalf, the notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn ADSs.

        In general, your sale of ADSs pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. See Section 7 of the U.S. Offer to Purchase for a more detailed discussion of the tax treatment of the U.S. Offer. You should consult your tax advisor about the tax consequences to you of participating in the U.S. Offer in light of your particular circumstances.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the U.S. Offer to Purchase and is incorporated herein by reference.

        The U.S. Offer to Purchase, the related ADS Letter of Transmittal and other related documents are being mailed to record holders of ADSs and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of ADSs.

        The U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the U.S. Offer.

        Any questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "U.S. Information Agent") at its address and telephone numbers set forth below. Copies of the U.S. Offer to Purchase, the related ADS Letter of Transmittal and other related materials may be obtained promptly, at our expense, from the U.S. Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer. We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the U.S. Information Agent and the U.S. Tender Agent) for soliciting tenders of ADSs pursuant to the U.S. Offer.

The U.S. Information Agent for the U.S. Offer is:

105 Madison Avenue
New York, New York 10016

ADS Holders May Call:
Toll-Free +1 (800) 322-2885 (for ADS Holders in the U.S. and Canada)
or
+1 (212) 929-5500 (Call Collect) (for ADS Holders in Other Countries)
Email: tenderoffer@mackenziepartners.com

August 24, 2015

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  Exhibit (a)(5)